Exhibit 3.05

State of Delaware

Office of Secretary of State

__________

I, MICHAEL HARKINS, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “LIBERTY ALLIANCE, INC.” FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF NOVEMBER, A.D. 1991, AT 9 O’CLOCK A.M.

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SEAL

/s/ Michael Harkins

Michael Harkins, Secretary of State

AUTHENTICATION:  *3253581

DATE:  12/03/1991

CERTIFICATE OF INCORPORATION	STATE OF DELAWARE
SECRETARY OF STATE
OF	DIVISION OF CORPORATIONS
FILED 9:00 AM 11/26/1991
LIBERTY ALLIANCE, INC.	711330006-2280176

FIRST.

The name of this corporation shall be:

LIBERTY ALLIANCE, INC.

SECOND:

Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle 19805, and its registered agent at such address is Corporation Service Company.

THIRD.

The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH.

The total number of shares of stock which the Corporation shall have the authority to issue is:

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock, $.001 par value.  The holders of common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor.  No holder of any shares of common stock has a pre-emptive right to subscribe for any securities of the Company nor are any common shares subject to redemption.  Upon liquidation, dissolution or winding up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock.  All shares of common stock, when issued, shall be fully paid, validly issued and non-assessable.

Non-Cumulative Voting

Holders of the Company’s voting securities do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors if they choose to do so and, in the event, the holders of the remaining shares will not be able to elect any member to the Board of Directors.

Preferred Stock

The Company has also authorized 1,000,000 shares of $.001 per value preferred stock to be issued in such series with such rights and other provisions as may be determined by the Board of Directors’ resolution.

Series A Preferred Stock.   Out of the 1,000,000 authorized shares of Preferred Stock, 500,000 shares are hereby designated as Series A Preferred Stock with the following rights, terms and preferences:

1.

Shares in Series.   The Corporation shall have 500,000 shares of authorized stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”).  The shares of Series A Preferred Stock have a par value of $.001 per share.

2.

Voting Rights.   The holders of record of said shares of Series A Preferred Stock shall be entitled to one vote per share at all meetings of shareholders of the Corporation as if converted to Common Stock of the Corporation.  The holders of record of shares of the Series A Preferred Stock shall vote such shares together with the holders of the Corporation’s common stock, and not as a separate class.

3.

Liquidation Rights.   In case of the dissolution, liquidation, or winding-up of the Corporation, whether voluntary or involuntary, or in any instance, the holders of record of shares of the Series A Preferred Stock then outstanding shall be entitled to participate in the distributions, either in cash or in kind, of the assets of the Corporation on a priority basis, prior to distributions to common shareholders or holders of Special Stock, but only to the extent of outstanding shares of Series A Preferred Stock multiplied by a stated value of $2.00 per share.

4.

Dividends.   The holders of record of shares of the Series A Preferred Stock outstanding shall be entitled to receive an annual cash dividend equal to $.20 per year pro-rated as to the length of time it was issued and outstanding during the year.

Dividends are payable out of capital surplus (capital in excess of par value and retained earnings)  or in the case there shall be no such surplus, out of its net profits for the fiscal year in which the divided is declared and/or the preceding fiscal year.  In the event the Corporation is unable to pay dividends on the Series A Preferred Stock when due, said dividends will cumulate until the time when they can be paid under applicable Delaware state law.  The Series A Preferred stock shall not be entitled to participate in any dividends declared over and above the stated dividend rights.

Dividends will be paid within forty five days of June 30 and within ninety days of December 31, of each year on a pro rata basis as to the length of time said shares were issued and outstanding during the six month period then ending.  The Corporation must announce within at least thirty days of June 39 and within seventy five days of December 31 its ability to pay accrued dividends for the period.

5.

Optional Conversion.   The conversion rights described herein shall be automatically adjusted to reflect any common stock splits.  The Series A Preferred stock will be convertible, at the option of the holder thereof, into Common Stock on a set basis as described below.  The Series A Preferred Stock and, at the option of the Preferred Stockholder, any unpaid accumulated dividends may be converted, in all or in part, into Common Stock within forty five days of June 30 and within ninety days of December 31 of each year until June 30, 1994, at the following prices:

Period	Price Per Share of Common

June 30, 1992	$2.00
December 31, 1992	$2.50
June 30, 1993	$3.00
December 31, 1993	$3.50
June 30, 1994	$4.00

6.

Mandatory Redemption   Within 45 days of June 30, 1994, all remaining outstanding shares of Series A Preferred Stock must be redeemed by the Corporation at $2.00 per share plus accrued dividends.  If the Corporation does not have the funds to redeem said shares as required herein, the shares shall remain outstanding until the earliest time at which the Corporation is able to redeem said shares.

7.

Other Matters.   The holders of the shares of Series A Preferred Stock will have no other rights other than as established by applicable corporate law, no pre-emptive, redemption or other rights.

Special Stock

The Company has 2, 000,000 shares of Special Stock authorized all of which have been issued and are outstanding.  The Special Stock has a par value of $.001 per share.  Each share of Special Stock is entitled to one vote per share equivalent in all respects, for voting purposes, to common stock.  The Special Stock is not entitled to participate in dividends or in the liquidation of the Company assets.  The Special Stock shall be automatically converted into Common Stock on a one for one basis (i.e. one share of Special Stock for one share of Common Stock adjusted for splits or reclassification) on March 31, of each year on the basis that 1,000 shares shall be converted for each full increment of $500,000 in net sales (gross sales less returns and allowances) achieved by the Company in the preceding fiscal year based on audited financial statements.  To the extent said shares of Special Stock have not been converted they shall be automatically canceled on April 1, 2017 (25 years).

FIFTH.

The name and address of the incorporator is as follows:

Renae M. Pelham

CORPORATION SERVICE COMPANY

1013 Centre Road

Wilmington, DE 19805

SIXTH.

The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF,  the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this twenty-sixth day of November, A.D., 1991.

/s/ Renae M. Pelham

Renae M. Pelham

Incorporator

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